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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                            Apropos Technology, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    03833410
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ] Rule 13d-1(b)
           [ ] Rule 13d-1(c)
           [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 23 Pages

------------------                                            ------------------
CUSIP NO. 03833410                       13G                  PAGE 2 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH Venture Fund II, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                    0
       NUMBER OF         -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    2,576,205
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                      0
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                    2,576,205
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,576,205

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.25%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 23 Pages

------------------                                            ------------------
CUSIP NO. 03833410                       13G                  PAGE 3 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH II Parallel Fund, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                    0
       NUMBER OF         -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    2,576,205
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                      0
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                    2,576,205
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,576,205

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.25%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 23 Pages

------------------                                            ------------------
CUSIP NO. 03833410                       13G                  PAGE 4 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH Management Partners II, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                    0
       NUMBER OF         -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    2,576,205
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                      0
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                    2,576,205
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,576,205

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.25%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 23 Pages

------------------                                            ------------------
CUSIP NO. 03833410                       13G                  PAGE 5 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH Venture Partners, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                    0
       NUMBER OF         -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    2,576,205
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                      0
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                    2,576,205
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,576,205

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.25%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 23 Pages

------------------                                            ------------------
CUSIP NO. 03833410                       13G                  PAGE 6 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH Venture Corporation

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Illinois

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                    0
       NUMBER OF         -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    2,576,205
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                      0
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                    2,576,205
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,576,205

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.25%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 23 Pages

------------------                                            ------------------
CUSIP NO. 03833410                       13G                  PAGE 7 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH Venture Fund III, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                    0
       NUMBER OF         -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    2,576,205
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                      0
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                    2,576,205
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,576,205

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.25%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 23 Pages

------------------                                            ------------------
CUSIP NO. 03833410                       13G                  PAGE 8 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH Venture Partners, L.L.C.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                    0
                         -------------------------------------------------------
       NUMBER OF         6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  2,576,205
        OWNED BY         -------------------------------------------------------
          EACH           7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                     0
          WITH           -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                    2,576,205
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,576,205

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.25%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 23 Pages

------------------                                            ------------------
CUSIP NO. 03833410                       13G                  PAGE 9 OF 23 PAGES
------------------                                            ------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Steven Lazarus

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                    4,366
                         -------------------------------------------------------
       NUMBER OF         6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  2,576,205
        OWNED BY         -------------------------------------------------------
          EACH           7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                     4,366
          WITH           -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                    2,576,205
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,580,271

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.27%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 23 Pages

------------------                                           -------------------
CUSIP NO. 03833410                       13G                 PAGE 10 OF 23 PAGES
------------------                                           -------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Keith Crandell

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                    42,700
       NUMBER OF         -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    2,576,205
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                      42,700
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                    2,576,205
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,618,905

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.46%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 23 Pages

------------------                                           -------------------
CUSIP NO. 03833410                       13G                 PAGE 11 OF 23 PAGES
------------------                                           -------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Robert Nelsen

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                    4,366
       NUMBER OF         -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    2,576,205
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                      4,366
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                    2,576,205
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,580,571

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.27%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 23 Pages

------------------                                           -------------------
CUSIP NO. 03833410                       13G                 PAGE 12 OF 23 PAGES
------------------                                           -------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Clinton Bybee

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                    4,366
       NUMBER OF         -------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    2,576,205
          EACH           -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                      4,366
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                    2,576,205
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,580,571

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.27%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 23 Pages

------------------                                           -------------------
CUSIP NO. 03833410                       13G                 PAGE 13 OF 23 PAGES
------------------                                           -------------------

                                  Schedule 13G

Item 1(a).        Name of Issuer: Apropos Technology, Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 1 Tower Lane, Suite 2850, Oak Brook Terrace, IL 60181.

Item 2(a). Names of Persons Filing: ARCH Venture Fund II, L.P. ("ARCH Venture Fund II"); ARCH II Parallel Fund, L.P. ("ARCH II Parallel Fund"); ARCH Management Partners II, L.P. ("ARCH Management Partners II"); ARCH Venture Partners, L.P. ("AVP LP"); ARCH Venture Corporation ("ARCH Venture Corporation"); ARCH Venture Fund III, L.P. ("ARCH Venture Fund III"); ARCH Venture Partners, L.L.C. ("AVP LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  8725 W. Higgins Road, Suite 290, Chicago, IL 60631.

Item 2(c). Citizenship: ARCH Venture Fund II, ARCH II Parallel Fund, ARCH Management Partners II, AVP LP, and ARCH Venture Fund III are limited partnerships organized under the laws of the State of Delaware. AVP LLC is a limited liability company organized under the laws of the State of Delaware. ARCH Venture Corporation is a corporation organized under the laws of the State of Illinois. Each Managing Director is a US citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value (the "Common Stock").

Item 2(e).        CUSIP Number:  03833410

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                           ARCH Venture Fund II is the record owner of 1,412,133 shares of Common Stock (the "ARCH Venture Fund II Shares") as of December 31, 2003.

                               Page 13 of 23 Pages

------------------                                           -------------------
CUSIP NO. 03833410                       13G                 PAGE 14 OF 23 PAGES
------------------                                           -------------------

                           ARCH II Parallel Fund is the record owner of 142,002 shares of Common Stock (the "ARCH II Parallel Fund Shares") as of December 31, 2003. ARCH Venture Fund III is the record owner of 995,024 shares of Common Stock (the "ARCH Venture Fund III Shares") and a warrant for the purchase of 27,046 shares of Common Stock ("ARCH Venture Fund III Warrant" and, together with the ARCH Venture Fund III Shares, the ARCH II Parallel Fund Shares and the ARCH Venture Fund II Shares, the "Record Shares") as of December 31, 2003. ARCH Management Partners II is the sole general partner of each of ARCH Venture Fund II and ARCH II Parallel Fund. AVP LP is the sole general partner of ARCH Management Partners II. ARCH Venture Corporation is the sole general partner of AVP LP. AVP LLC is the sole general partner of ARCH Venture Fund III. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors, each Reporting Entity may be deemed to share the power and direct the disposition and vote of the Record Shares. As individual general partners or managing directors of the Reporting Entities, each Managing Director may also be deemed to share the power and direct the disposition and vote of the Record Shares. In addition, as of December 31, 2003, each Managing Director except Crandell is the record owners of 4,366 shares of Common Stock. Crandell is the record owner of 4,366 shares of Common Stock and owns an option to purchase 38,334 shares of Common Stock ("Option Shares"), of which an option for 36,667 shares is exercisable as of the date hereof and an option for 1,667 shares is exercisable within 60 days of the date hereof.

                  (b)      Percent of class:

                           Each Reporting Person except for the Managing
                           Directors: 15.25%. Each Managing Director except
                           Crandell: 15.27%. Crandell: 15.46%. The foregoing percentages, except Crandell's percentage, are calculated based on the 16,898,260 shares of Common Stock reported to be outstanding in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003 ("Reported Shares"). Crandell's percentage is calculated based on 16,936,594 shares, which includes the Reported Shares and the Option Shares.

                  (c)      Number of shares as to which the person has:

                           (i) Sole power to vote or to direct the vote:

                                    0 shares for each Reporting Person except the Managing Directors. 4,366 shares for each Managing Director except Crandell. 42,700 shares for Crandell, which includes the Option Shares.

                           (ii) Shared power to vote or to direct the vote:

                                    Each of the Reporting Persons: 2,576,205.

                           (iii) Sole power to dispose or to direct the disposition of:

                               Page 14 of 23 Pages

------------------                                           -------------------
CUSIP NO. 03833410                       13G                 PAGE 15 OF 23 PAGES
------------------                                           -------------------

                                    0 shares for each Reporting Person except the Managing Directors. 4,366 shares for each Managing Director except Crandell. 42,700 shares for Crandell, which includes the Option Shares.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    Each of the Reporting Persons: 2,576,205.

                  Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Section 240.13d-1(b) nor Section 240.13d-1(c).

                               Page 15 of 23 Pages

------------------                                           -------------------
CUSIP NO. 03833410                       13G                 PAGE 16 OF 23 PAGES
------------------                                           -------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2004              ARCH VENTURE FUND II, L.P.

                                      By: ARCH Management Partners II, L.P.
                                          its General Partner

                                          By: ARCH Venture Partners, L.P.
                                              its General Partner

                                              By: ARCH Venture Corporation
                                                  its General Partner

                                                  By:              *
                                                      --------------------------
                                                      Steven Lazarus
                                                      Managing Director

                                      ARCH II PARALLEL FUND, L.P.

                                      By: ARCH Management Partners II, L.P.
                                          its General Partner

                                          By: ARCH Venture Partners, L.P.
                                              its General Partner

                                              By: ARCH Venture Corporation
                                                  its General Partner

                                                  By:              *
                                                      --------------------------
                                                      Steven Lazarus
                                                      Managing Director

                                      ARCH MANAGEMENT PARTNERS II, L.P.

                                      By: ARCH Venture Partners, L.P.
                                          its General Partner

                                          By: ARCH Venture Corporation
                                              its General Partner

                                              By:              *
                                                  ------------------------------
                                                  Steven Lazarus
                                                  Managing Director

                               Page 16 of 23 Pages

------------------                                           -------------------
CUSIP NO. 03833410                       13G                 PAGE 17 OF 23 PAGES
------------------                                           -------------------

                                      ARCH VENTURE PARTNERS, L.P.

                                      By: ARCH Venture Corporation
                                          its General Partner

                                          By:               *
                                              ------------------------------
                                              Steven Lazarus
                                              Managing Director

                                      ARCH VENTURE CORPORATION

                                          By:               *
                                              ------------------------------
                                              Steven Lazarus
                                              Managing Director

                                      ARCH VENTURE FUND III, L.P.

                                      By: ARCH Venture Partners, L.L.C.
                                          its General Partner

                                          By:               *
                                              ------------------------------
                                              Steven Lazarus
                                              Managing Director

                                      ARCH VENTURE PARTNERS, L.L.C.

                                          By:               *
                                              ------------------------------
                                              Steven Lazarus
                                              Managing Director

                                                        *
                                      -------------------------------
                                       Steven Lazarus

                                                        *
                                      -------------------------------
                                       Keith Crandell

                                                        *
                                      -------------------------------
                                       Robert Nelsen

                                                        *
                                      -------------------------------
                                       Clinton Bybee

                                                  * By: /s/ Mark McDonnell
                                                        ------------------------
                                                        Mark McDonnell
                                                        as Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.

                               Page 17 of 23 Pages